Exhibit 99.1

CBC Settlement Funding Completes BBRV 2015-A Private Placement Note Offering

Conshohocken, PA Oct. 1, 2015 — CBC Settlement Funding, LLC (“CBC”), is pleased to announce the completion of its fifth private placement backed by fixed annuity and structured settlement payments. On September 30, 2015, through its subsidiary BBRV, LLC, the Conshohocken based company issued $16,550,641 of fixed rate asset-backed notes with a yield of 5.07%.

William Skyrm, CEO and Co-founder of CBC Settlement Funding, LLC, commented, “We are excited about the continued interest from our investor base in our structured settlement and annuity receivables.” Mr. Skyrm concluded, “We are extremely pleased with the execution of this transaction resulting from increased institutional demand due to the attractive yield relative to the risk profile of the asset class.”

ABOUT STRUCTURED SETTLEMENTS

Structured settlements are commonly used in the settlement of personal injury lawsuits to spread payouts over 10, 20 or 30 years. The secondary market for structured settlement annuity transfers is a highly regulated market place offering clients liquidity options for otherwise inflexible assets. In 2002, Congress passed IRC 5891 affirming the tax benefits of structured settlements but requiring compliance with all applicable state or federal laws. Today, 49 states have enacted structured settlement protection acts requiring court review and approval of each structured settlement transfer.

ABOUT CBC SETTLEMENT FUNDING, LLC

CBC Settlement Funding, LLC is a Conshohocken, PA based purchaser of illiquid assets such as periodic structured settlement, annuity and other deferred payments. CBC is a consolidated subsidiary of Englewood Cliffs, New Jersey based Asta Funding, Inc. (NASDAQ: ASFI) (Asta). CBC has purchased over $100 million in future payments from consumers providing them with liquidity from their annuity backed assets. For more information, visit their website at http://www.cbcsettlementfunding.com

Contact:

James Goodman, President and Co-founder

CBC Settlement Funding, LLC

215-542-2132

181 Washington Ave., Suite 375 – Conshohocken, PA 19428

Phone: 877.386.3377 – Fax 215-434-6222

www.cbcsettlementfunding.com